Exhibit 1
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                                  BRASKEM S.A.
           (PREVIOUSLY NAMED COPENE -- PETROQUIMICA DO NORDESTE S.A.)

                         C.N.P.J. no 42.150.391/0001-70
                              N.I.R.E. 29300006939
                              Publicly-held Company

                          ANNOUNCEMENT TO SHAREHOLDERS

The management of Braskem S.A., a joint stock corporation, with head office at Rua Eteno, 1.561 - Complexo Petroquimico de Camacari, CEP. 42.810-000, Camacari, State of Bahia, enrolled in the Brazilian Companies Tax Register (C.N.P.J.) with the number 42.150.391/0001-70 ("Company") announces to its shareholders that in view of the merger of OPP Produtos Petroquimicos S.A. ("OPPPP") into the Company -- approved by the Extraordinary Shareholders' Meeting held on August 16, 2002, Odebrecht S.A. has granted to the shareholders of the Company an option to purchase debentures originally issued by OPP-PP, debentures which as a consequence of the merger, have become eligible for conversion into class A preferred shares issued by Company ("Debentures"). The granting of this option to purchase complies with the provision under Clause 7.4 of the Merger and Justification Protocol signed by the managements of both the Company and OPP-PP on July 26, 2002.

The option to purchase the Debentures was granted under the following conditions:

(A) OPTION TO PURCHASE THE DEBENTURES: The shareholders will have the option of purchasing Debentures proportional to their shareholdings as of August 21, 2002. The shareholders or their legal representatives should call at the Company's head office to complete and sign the Debentures Acquisition Form. The Company's shares will be traded "ex rights" for the acquisition of Debentures as from August 22, 2002.

(B) TERM FOR EXERCISING THE PURCHASE OPTION: The term for exercising the option to purchase the Debentures is 30 (thirty) days, beginning on August 22, 2002 and ending on September 20, 2002, inclusive.

(C) ACQUISITION PRICE OF THE DEBENTURES: The acquisition price of each Debenture under the above-mentioned purchase option is R$ 10,000 (ten thousand Reais), monetarily adjusted from May 31, 2002 by the accumulated percentage change of the TJLP (the Long Term Interest Rate), less 6% (six percent), established and announced by the Central Bank of Brazil - BACEN, and calculated pro-rata temporis on a consecutive-day basis as follows:


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Exhibit 1
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VNA     = VN * ((1 + TJLP)/1.06) ^(n/360)

Where:

VNA     = the monetarily adjusted nominal value, expressed in R$ per debenture;

VN      = R$ 10,000.00 (nominal value on May 31, 2002 - The Issue Date);

TJLP    = Annual Long Term Interest Rate as announced by the Central Bank of
          Brazil, relative to the calendar quarter which the rate is adjusted;

N       = number of consecutive days elapsing between May 31, 2002 (The
          Issue Date) and the purchase option exercising date.

(D) PAYMENT: The payment of the debentures must be made in Reais at the Company's head office.

(E) UNSUBSCRIBED DEBENTURES: The shareholders that choose to acquire any unsubscribed debentures for which corresponding subscription rights were not exercised by the other shareholders, must complete the appropriate space in the Debenture Acquisition Form made available by the Company. The pro-rata distribution of unsubscribed debentures will be concluded within a term of 5 working days from September 23, 2002, terminating on September 27. This term will not be extended. Odebrecht S.A. has indicated that it wishes to retain the Debentures not subscribed by any of the other of the Company's shareholders, and will thus be bidding against those shareholders wishing to acquire eventual unsubscribed debentures.

The Company further informs that copies of the Private Indenture Instrument for the Private Issue of Unsecured Convertible and Subordinated Debentures of OPP Produtos Petroquimicos S.A. and its amendment of August 19, 2002 are available at its head office at the above-mentioned address.

Further doubts may be clarified with Mr. Paul Elie Altit, the Company Investor Relations Officer by calling +55 11 3443-9531.


                           Sao Paulo, August 20, 2002

                                 Paul Elie Altit
                           Investor Relations Officer